Exhibit 99.1
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                                  PRESS RELEASE
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1800 Glenarm Place                     Contact: Alexander Hewitt, Vice-President
Suite 500                                              Telephone: (303) 297-1800
Denver, CO  80202                                            Fax: (303) 296-7353

                              AmeriVest Properties
                     Sells Self-Storage Properties, Acquires
                            Denver Office Complex and
                       Obtains $3 Million Equity Financing

     September 6, 2000/Denver, CO - AmeriVest Properties Inc. (AMEX: AMV) today announced the sale of its four self-storage properties to an affiliate of Extra Space Development, LLC, a national operator of self storage facilities, for $8,400,000.

     The Company also announced the acquisition of three office buildings located at 1777, 1780 and 1805 South Bellaire Street in Denver, Colorado for $9,600,000. The acquired buildings total 140,673 square feet and are approximately 89% leased. AmeriVest plans to substantially refurbish the buildings' common areas and tenant spaces, install a state-of-the-art telecommunications backbone and reposition the buildings for lease to tenants in its target market with an average tenant size under 3,000 square feet.

     AmeriVest has reinvested, as a tax-free exchange, its proceeds from the sale of its self-storage properties, together with additional equity and bank financing, to purchase the office buildings. The anticipated gain of approximately $2,400,000 on the sale of the self-storage properties will be deferred as a result of the tax-free exchange.

     The Company also announced that it has received the maximum $3,000,000 from its public offering of 600,000 shares of common stock and 300,000 five-year warrants to purchase common stock at an exercise price of $5 per share.

     AmeriVest Properties Inc., with its principal office in Denver, Colorado owns 22 office properties and is a property-type specific REIT focusing on office buildings with average tenant size of approximately 2,500 - 3,000 square feet in selected markets. Its common stock is listed on The American Stock Exchange under the symbol "AMV".

     Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities And Exchange Commission. They include, but are not limited to, the risks and uncertainties that proforma financial information will not be indicative of future results and of locating and acquiring properties on favorable terms to the Company.

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